Exhibit 10.25

January 13, 2006

Dear [Name],

In recognition of your value and importance to the success of NeoMagic, we are granting you a retention bonus of [amount]. We will provide you with a check for this amount (less taxes).

If you voluntarily resign or if you are terminated for cause, as determined by the Board of Directors, prior to July 1, 2006, you are obligated to repay this bonus to NeoMagic. If you are terminated without cause, as determined by the Board of Directors, prior to July 1, 2006 you have no obligation to repay this bonus. After July 1, 2006, you have no obligation to repay this bonus.

Upon signing, this letter represents an agreement between you and NeoMagic and it cannot be amended or terminated except in a writing signed by both you and NeoMagic.

EMPLOYEE	NeoMagic Corporation

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